Exhibit 99.1

NEW YORK COMMUNITY BANCORP, INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2022 DILUTED EPS OF $0.30 AND $1.26 ON A GAAP BASIS AND $0.25 AND $1.23 AS ADJUSTED

ACQUISITION OF FLAGSTAR BANCORP CLOSED ON DECEMBER 1ST CREATING ONE OF THE LARGEST REGIONAL BANKS IN THE COUNTRY

TRANSITION TO COMMERCIAL BANK MODEL UNDERWAY WITH NON-INTEREST-BEARING DEPOSITS AT 21% AND COMMERCIAL LOANS AT 33%

LEGACY NEW YORK COMMUNITY DEPOSIT GROWTH OF $7.6 BILLION OR 22%

ANNOUNCES STRATEGIC ACTIONS TO RESTRUCTURE MORTGAGE OPERATIONS DURING FIRST QUARTER 2023

Fourth Quarter And Full-Year 2022 Summary

Fourth quarter and full-year 2022 results reflect legacy New York Community Bancorp, Inc. results through November 30, 2022 and inclusive of the Flagstar acquisition beginning December 1, 2022.

  Earnings/Net Income:
    Fourth-quarter 2022 diluted EPS were $0.30, unchanged compared to fourth-quarter 2021.
    As adjusted, fourth-quarter 2022 diluted EPS were $0.25 compared to $0.31 in fourth-quarter 2021.
    Full-year 2022 diluted EPS were $1.26 compared to $1.20 for 2021.
    As adjusted, full-year diluted EPS were $1.23 compared to $1.24 for 2021.
    Fourth-quarter 2022 net income available to common stockholders was $164 million compared to $142 million in fourth-quarter 2021.
    As adjusted, fourth-quarter 2022 net income available to common stockholders was $139 million compared to $147 million in fourth-quarter 2021.
    Full-year 2022 net income available to common stockholders totaled $617 million compared to $563 million for full-year 2021.
    As adjusted, full-year 2022 net income available to common stockholders was $603 million compared to $585 million in full-year 2021.
    Fourth-quarter 2022 PPNR was $308 million, up $105 million or 52% year-over-year.
    Full-year 2022 PPNR totaled $959 million, up $150 million or 19% compared to full-year 2021.
    As adjusted, fourth-quarter 2022 PPNR was $209 million, relatively unchanged year-over-year.
    Full-year 2022 PPNR, as adjusted, totaled $875 million, up $43 million or 5% compared to full-year 2021.
  Balance Sheet:
    Total assets of $90.1 billion compared to $63.0 billion at the previous quarter due to the addition of $25.8 billion in assets, net of purchase accounting adjustments ("PAA"), resulting from the Flagstar acquisition.
    Total loans were $69.0 billion compared to $49.0 billion in the previous quarter, including $17.2 billion of loans, net of PAA, resulting from the Flagstar acquisition.
    Multi-family loans increased $3.5 billion or 10% during the year to $38.1 billion.
    Specialty finance loans rose $912 million or 26% in 2022 to $4.4 billion.
    Commercial real estate ("CRE") loans totaled $10.5 billion at year-end 2022 up $3.6 billion or 52% as a result of the Flagstar acquisition.
    Commercial and industrial loans ("C&I") excluding specialty finance, totaled $7.9 billion at year-end 2022 compared to $526 million year-end 2021, also due to the acquisition.
    Total deposits increased $23.7 billion or 67% during 2022 to $58.7 billion due to the addition of $16.1 billion in deposits resulting from the Flagstar acquisition and $7.6 billion of organic growth at legacy New York Community.
    Loan-related deposits ("LRD") totaled $4.4 billion, up $389 million or 10% compared to $4.0 billion at year-end 2021.
  Net Interest Margin/Income:
    Fourth quarter net interest margin ("NIM") of 2.28%, up six basis points as compared to the previous quarter.
    Prepayment income was $7 million in the fourth quarter and $49 million for the full year.
    Excluding prepayment income, the fourth quarter NIM was up nine basis points to 2.24%.
    Net interest income during fourth-quarter 2022 totaled $379 million, up 18% year-over-year and 16% as compared to the previous quarter.
    Full-year 2022 net interest income increased 8% to $1.4 billion.
  Asset Quality:
    Non-performing assets ("NPAs") were $153 million at December 31, 2022 or 0.17% of total assets.
    Non-performing loans ("NPLs") were $141 million or 0.20% of total loans.
    Both increases were entirely due to the Flagstar acquisition and composed of mostly one-to-four family and home equity loans.
    The allowance for credit losses totaled $393 million or 279% of non-performing loans and 0.57% of total loans.

HICKSVILLE, N.Y., Jan. 31, 2023 /PRNewswire/ -- New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported net income for the three months ended December 31, 2022 of $172 million compared to $150 million for the three months ended December 31, 2021. Net income available to common stockholders for the three months ended December 31, 2022 was $164 million compared to $142 million for the three months ended December 31, 2021. Diluted EPS were $0.30 for the three months ended December 31, 2022 unchanged compared to the three months ended December 31, 2021.

Net income, as adjusted, for the three months ended December 31, 2022 totaled $147 million compared to $155 million for the three months ended December 31, 2021. Net income available to common stockholders, as adjusted, totaled $139 million for the three months ended December 31, 2022 compared to $147 million for the three months ended December 31, 2021. Diluted EPS for the three months ended December 31, 2022, as adjusted, were $0.25 compared to $0.31 for the three months ended December 31, 2021, as adjusted.

For the twelve months ended December 31, 2022, net income totaled $650 million compared to $596 million for the twelve months ended December 31, 2021. Net income available to common stockholders for the twelve months ended December 31, 2022 totaled $617 million compared to $563 million for the twelve months ended December 31, 2021. Diluted EPS for the twelve months ended December 31, 2022 were $1.26 compared to $1.20 for the twelve months ended December 31, 2021.

Net income, as adjusted, for the twelve months ended December 31, 2022 totaled $636 million compared to $618 million for the twelve months ended December 31, 2021. Adjusted net income available for common stockholders was $603 million for the twelve months December 31, 2022 compared to $585 million for the twelve months ended December 31, 2021. Adjusted diluted EPS totaled $1.23 for the twelve months ended December 31, 2022 compared to $1.24 for the twelve months ended December 31, 2021.

CEO COMMENTARY

Commenting on the Company's operating results and performance, President and Chief Executive Officer, Thomas R. Cangemi said: "New York Community had another strong year in 2022, which was capped off by the closing of the Flagstar acquisition, our largest acquisition to date. This acquisition closed on December 1st and we are already seeing some of the benefits we outlined when the transaction was first announced. The transformation of the Company to a commercial banking model is underway, as we have started to diversify both our loan portfolio and our funding mix. Commercial loans, including commercial real estate and specialty finance, currently represent about one-third of our loan portfolio compared to less than 25% before we announced the acquisition, while non-interest-bearing deposits are now 21% of total deposits compared to 9% before the announcement. Additionally, and perhaps more importantly, our sensitivity to interest rate changes has improved materially to a more balanced position. Accordingly, we expect that our margin in 2023 will be above where we ended the year. We look forward to further benefits in all of our metrics throughout this year and next, as we focus on the integration and transformation of the new Flagstar.

"As for our mortgage business, the substantial Fed policy shift last year resulted in significantly higher residential mortgage rates. This had a negative impact on the business, as all mortgage activity slowed. While legacy Flagstar was proactive in rightsizing its mortgage business throughout the past year, we expect the mortgage market to remain challenged. Therefore, we made the strategic decision shortly after the transaction closed to swiftly restructure the business, which occurred in January. Going forward, our distributed retail channel will operate as an in-branch footprint model and we will close all out of footprint locations, resulting in a 69% reduction in the number of retail home lending offices. These decisions are among the most difficult decisions our leadership team has to make, however; they are necessary to ensure the long-term success of our mortgage business. We anticipate that these actions will optimize our mortgage business and improve our profitability during the current down-turn, while still allowing us to participate in the upside in the event the interest rate environment becomes more favorable.

"In terms of our 2022 performance, this was another record year for the Company. On a non-GAAP basis, we reported full-year diluted EPS of $1.23, and net income available to common stockholders of $603 million, excluding merger-related expenses, bargain purchase gain, and the initial provision for credit losses, compared to $585 million in 2021, which also excludes merger-related expenses. Last year's net income was a record level and in 2022, we broke that record. We are very pleased with our 2022 operating performance and see momentum building as we head into 2023.

"None of what has been accomplished so far would have been possible without the extreme dedication and hard work of each of our employees, whose commitment to our customers over the past several years has been nothing short of amazing. My sincere thanks to all of them."

MORTGAGE RESTRUCTURING

Legacy Flagstar proactively rightsized its mortgage operation throughout 2022 to adjust for market conditions. The mortgage business is cyclical by nature and challenging conditions are expected to continue throughout 2023. To better reflect demand and align to where our brand strength and familiarity lies, the distributed retail channel will reduce coverage by 69% and shift to a branch footprint only-model.

We expect that these actions will optimize our mortgage business and improve profitability during the current mortgage down cycle, while still allowing us to participate in the upside once the interest rate cycle becomes favorable. This allows us to maintain a retail presence within our nine-state footprint, leverages our marketing and branding spend, and reduces risk. More importantly, it leaves our position within the mortgage industry intact. We remain one of the largest bank originators, the 6th largest sub-servicer in the country, and the 2nd largest warehouse lender. Moreover, it allows us to continue to lend in all six channels and maintain our commitment to the correspondent and broker business.

BALANCE SHEET SUMMARY

At December 31, 2022, total assets were $90.1 billion compared to $63.0 billion at September 30, 2022 and $59.5 billion at December 31, 2021. The Flagstar acquisition added $25.8 billion of assets, net of PAA.

Total loans and leases held for investment were $69.0 billion at December 31, 2022 compared to $49.0 billion at September 30, 2022 and $45.7 billion at December 31, 2021. Flagstar added $17.2 billion of loans held for investment, net of PAA. Total loans held for sale were $1.1 billion, net of marks at December 31, 2022, all of which were contributed by Flagstar.

Total securities at December 31, 2022 were $9.1 billion compared to $6.7 billion at September 30, 2022 and $5.8 billion at December 31, 2021. Flagstar contributed $2.7 billion, net of PAA.

At December 31, 2022, total deposits were $58.7 billion compared to $41.7 billion at September 30, 2022 and $35.1 billion at December 31, 2021. The acquisition of Flagstar added $16.1 billion in deposits, net of PAA.

Wholesale borrowings at December 31, 2022 totaled $20.3 billion compared to $13.1 billion at September 30, 2022 and $15.9 billion at December 31, 2021. The acquisition of Flagstar added $6.4 billion of wholesale borrowings, net of PAAs.

Loans

At December 31, 2022, total loans and leases held for investment were $69.0 billion compared to $49.0 billion at September 30, 2022 and $45.7 billion at December 31, 2021. Of the $23.3 billion in growth this year, the Flagstar acquisition contributed $17.2 billion in loans, net of PAA. During the year, multi-family loans increased $3.5 billion or 10% to $38.1 billion, while the CRE portfolio increased $3.6 billion or 52% to $10.5 billion. The increase in the CRE portfolio was due to the Flagstar acquisition, while the increase in multi-family loans was mostly organic growth at legacy New York Community.

Our specialty finance portfolio had another strong year with total loans in this segment increasing $912 million or 26% to $4.4 billion. Total commitments for the legacy New York Community specialty finance portfolio stood at $7.4 billion at December 31, 2022. The remaining C&I portfolio, excluding specialty finance, totaled $7.9 billion at year-end 2022 compared to $526 million at year-end 2021.

One-to-four family residential loans held for investment totaled $5.8 billion at December 31, 2022. The vast majority of these loans were acquired in the Flagstar acquisition. Other loans totaled $2.3 billion at December 31, 2022 compared to only $6 million at year-end 2021. The increase was due to the Flagstar acquisition and is mostly comprised of consumer loans.

Loans held for sale were $1.1 billion at December 31, 2022. These loans were also from Flagstar and represent one-to-four family residential mortgage loans pending sale and marked to fair value at closing.

At December 31, 2022, multi-family loans represented 55% of total loans, compared to 76% at December 31, 2021, commercial loans (including specialty finance and CRE) represented 33% compared to less than 25% at December 31, 2021, while residential loans represented 8%.

Originations

For the three months ended December 31, 2022, loan originations totaled $4.5 billion, up 20% compared to the three months ended September 30, 2022, but down 2% compared to the three months ended December 31, 2021. Specialty finance originations totaled $1.9 billion, up 23% on a linked-quarter basis and up 59% on a year-over-year basis. Multi-family originations were $1.3 billion, down 23% on a linked-quarter basis and 55% on a year-over-year basis.

For the twelve months ended December 31, 2022, total originations were $17.1 billion, up 30% compared to $13.1 billion for the twelve months ended December 31, 2021. Specialty finance originations increased 90% to $6.0 billion, while multi-family originations rose 2% to $8.4 billion and commercial real estate originations rose 22% to $1.1 billion.

Asset Quality

Non-Performing Assets

Asset quality remained strong during the fourth quarter of 2022. Total NPAs at December 31, 2022 were $153 million compared to $50 million at September 30, 2022. Total NPLs were $141 million compared to $45 million at September 30, 2022. The linked-quarter increases were substantially due to the Flagstar acquisition and centered on non-performing one-to-four family residential and home equity loans. NPAs to total assets equaled 0.17% and NPLs to total loans were 0.20%, compared to 0.08% and 0.09%, respectively, at September 30, 2022.

Repossessed assets totaled $12 million at December 31, 2022 compared to $5 million at September 30, 2022. Total loans 30 to 89 days past due increased to $64 million at December 31, 2022 compared to $39 million at September 30, 2022. The quarter-over-quarter increase was also acquisition-related and the result of one-to-four family and home equity loan delinquencies.

Allowance for Credit Losses

At December 31, 2022, the allowance for credit losses was $393 million, up $175 million compared to $218 million at September 30, 2022. The majority of the increase is related to the initial provision for credit losses under CECL of $117 million. Excluding the CECL-related provision, the provision for credit losses for the fourth-quarter was $7 million, while net charge-offs were $1 million.

Deposits

Total deposits at December 31, 2022 were $58.7 billion compared to $41.7 billion at the prior quarter end and $35.1 billion as of year-end 2021. The acquisition of Flagstar added $16.1 billion of deposits. Non-interest-bearing deposits were $12.1 billion at December 31, 2022 and represented 21% of total deposits, compared to $3.8 billion or 9% of total deposits at September 30, 2022 and $4.5 billion or 13% as of December 31, 2021. Excluding the impact of the Flagstar acquisition, deposits increased $7.6 billion or 22% during 2022 at legacy New York Community.

Loan-related deposits totaled $4.4 billion at December 31, 2022 up $389 million or 10% relative to $4.0 billion at December 31, 2021.

Our BaaS deposits totaled $11.5 billion at December 31, 2022, up $3.6 billion or 46% compared to $7.9 billion at September 30, 2022 and compared to $1.0 billion at December 31, 2021. Our BaaS deposits fall into three verticals: traditional BaaS, banking as a service for government agencies and states, which includes the U.S. Treasury's prepaid debit card program, and mortgage as a service, which caters to mortgage companies and consists primarily of escrow deposit accounts for principal, interest, and tax payments. The majority of the quarter-over-quarter growth was in the government banking as a service vertical and related to certain prepaid debit card programs.

CAPITAL POSITION

The Company's regulatory capital ratios continue to exceed regulatory minimums to be classified as "Well Capitalized," the highest regulatory classification. The table below depicts the Company's and the Bank's regulatory capital ratios at those respective periods.

	December 31,	September 30,	December 31,
	2022	2022	2021
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.06%	9.24%	9.68%
Tier 1 risk-based capital ratio	9.78	10.29	10.83
Total risk-based capital ratio	11.66	12.06	12.73
Leverage capital ratio	9.70	8.06	8.46
Flagstar Bank, N.A.
Common equity tier 1 ratio	10.96%	11.39%	11.95%
Tier 1 risk-based capital ratio	10.96	11.39	11.95
Total risk-based capital ratio	11.43	11.82	12.38
Leverage capital ratio	10.87	8.92	9.33

(1) The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

As previously announced on January 25, 2023, the Company's Board of Directors declared a quarterly cash dividend of $0.17 per share on the Company's common stock. The dividend is payable on February 16, 2023 to common stockholders of record as of February 6, 2023.

EARNINGS SUMMARY FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2022

Net Interest Income

For the three months ended December 31, 2022, net interest income rose $57 million or 18% to $379 million on a year-over-year basis and $53 million or 16% on a linked-quarter basis. Average interest-earning assets increased 26% on a year-over-year basis and 14% on a linked-quarter basis to $66.8 billion driven mainly by the Flagstar acquisition and organic loan growth. This growth was accompanied by a 90-basis point year-over-year increase in the average yield and a 60-basis point linked-quarter increase to 4.07%. This was partially offset by a 128-basis point year-over-year increase and a 71 basis point linked-quarter increase in the average cost of funds to 2.12%. Average interest-bearing liabilities increased 24% on a year-over-year basis and 9% on a linked-quarter basis to $56.5 billion.

For the twelve months ended December 31, 2022, net interest income was $1.4 billion, up $107 million or 8% compared to $1.3 billion for the twelve months ended December 31, 2021. Average interest-earning assets increased $7.0 billion or 13% over the course of the year to $59.3 billion also due to the Flagstar acquisition along with organic loan growth. The average yield increased 30 basis points to 3.53%. Average interest-bearing liabilities totaled $51.4 billion, up $6.2 billion or 14%, while the average cost of funds rose 47 basis points to 1.35%.

Net Interest Margin

For the three months ended December 31, 2022, the NIM was 2.28% up six basis points compared to the previous quarter and down 16 basis points compared to the year-ago quarter. Prepayment income contributed four basis points to the fourth quarter NIM compared to seven basis points in the previous quarter and 12 basis points compared to the fourth quarter of last year. Excluding the impact from prepayment income, the fourth quarter NIM on a non-GAAP basis was 2.24%, up nine basis points on a linked-quarter basis, but down eight basis points on a year-over-year basis.

For the twelve months ended December 31, 2022, the NIM declined 12 basis points to 2.35% compared to 2.47% for the twelve months ended December 31, 2021. Prepayment income contributed eight basis points to the full-year NIM compared to 15 basis points during full-year 2021. Excluding the impact from prepayment income, the full-year NIM on a non-GAAP basis would have been 2.27%, down five basis points.

Provision for Credit Losses

For the three months ended December 31, 2022, the provision for credit losses totaled $124 million compared to $2 million for the previous quarter and $4 million in the year-ago quarter. For the twelve months ended December 31, 2022, the provision for credit losses totaled $133 million compared to $3 million for the twelve months ended December 31, 2021. The fourth-quarter and full-year provision for credit losses was impacted by the initial provision for credit losses totaling $117 million due to the Flagstar acquisition. Excluding this item, the fourth-quarter and full-year 2022 provision for credit losses was $7 million and $16 million, respectively.

Pre-Provision Net Revenue

The tables below detail the Company's PPNR and related measures, which are non-GAAP measures, for the periods noted.

For the three months ended December 31, 2022, PPNR totaled $308 million, up $101 million or 49% compared to the prior quarter and up $105 million or 52% compared to the year-ago fourth quarter. Excluding the impact of merger-related items, fourth-quarter 2022 PPNR was $209 million, relatively unchanged compared to both third-quarter 2022 and fourth quarter 2021.

For the twelve months ended December 31, 2022, PPNR totaled $959 million, up $150 million or 19% compared to $809 million for the twelve months ended December 31, 2021. Full-year 2022 PPNR, as adjusted for merger-related items totaled $875 million, up $43 million or 5% compared to full-year 2021.

				December 31, 2022
	For the Three Months Ended			compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021
(dollars in millions)
Net interest income	$379	$326	$322	16%	18%
Non-interest income	198	17	16	NM	NM
Total revenues	577	343	338	68%	71%
Total non-interest expense	269	136	135	98%	99%
Pre - provision for net revenue (PPNR)	308	207	203	49%	52%
Provision for credit losses	124	2	4	NM	NM
Income before taxes	184	205	199	-10%	-8%
Income tax expense	12	53	49	-77%	-76%
Net Income	172	152	150	13%	15%
Preferred stock dividends	8	8	8	0%	0%
Net income available to common stockholders	$164	$144	$142	14%	15%

	For the Twelve Months Ended
	December 31,	December 31,
	2022	2021	% Change
(dollars in millions)
Net interest income	$1,396	$1,289	8%
Non-interest income	247	61	305%
Total revenues	1,643	1,350	22%
Total non-interest expense	684	541	26%
Pre-provision for net revenue (PPNR)	959	809	19%
Provision (Recovery of) for credit losses	133	3	N/M
Income before taxes	826	806	2%
Income tax expense	176	210	-16%
Net Income	650	596	9%
Preferred stock dividends	33	33	0%
Net income available to common stockholders	$617	$563	10%

Non-Interest Income

For the three months ended December 31, 2022, non-interest income equaled $198 million, which includes a bargain purchase gain of $159 million related to the Flagstar acquisition. Excluding this item, adjusted non-interest income was $39 million, up $22 million or 129% compared to $17 million in the previous quarter and $23 million or 144% compared to $16 million in the year-ago quarter. The increase was mainly attributable to one month of Flagstar in our results.

For the twelve months ended December 31, 2022, non-interest income totaled $247 million. Exclusive of the bargain purchase gain, adjusted non-interest income was $88 million, up $27 million or 44%. The increase was also due to one month of Flagstar in our results.

Fourth-quarter and full-year 2022 non-interest income include mortgage banking revenues contributed by Flagstar during the month of December. On this basis, the Company recorded a net gain on loan sales of $5 million, while the gain on sale margin was 56 basis points. The net return on mortgage servicing rights was $6 million or 6.80%. The MSR asset totaled $1.0 billion at December 31, 2022. Loan administration income contributed $3 million due to higher servicing fees.

Non-Interest Expense

For the three months ended December 31, 2022, total non-interest expenses were $269 million, up $133 million or 98% compared to the previous quarter and $134 million or 99% compared to the year-ago quarter. Excluding the impact of merger-related expenses totaling $60 million and intangible asset amortization of $5 million, total operating expenses were $204 million compared to $132 million in the previous quarter and $128 million in the year-ago quarter. The increase was also due to one month of Flagstar in our results. The efficiency ratio for the current fourth quarter was 48.82% compared to 38.57% in the prior quarter and 37.70% in the year-ago quarter.

For the twelve months ended December 31, 2022, total non-interest expenses were $684 million, up $143 million or 26% compared to the twelve months ended December 31, 2021. Excluding the impact of the two items mentioned above, total operating expenses were $604 million compared to $518 million last year, up $86 million or 17%. The increase was also due to one month of Flagstar in our results. The efficiency ratio for full-year 2022 was 40.72% compared to 38.36% for full-year 2021.

Income Taxes

For the three months ended December 31, 2022, income tax expense totaled $12 million, reflecting an effective tax rate of 7.02% compared to income tax expense of $53 million and an effective tax rate of 25.66% in the previous quarter and income tax expense of $49 million reflecting an effective tax rate of 24.90% in the year-ago fourth quarter. The linked-quarter and year-over-year decrease in income tax expense primarily reflects a lower level of pre-tax income compared to previous periods, as well as the deductibility of certain merger-related items.

For the twelve months ended December 31, 2022, total income tax expense was $176 million and the effective tax rate was 21.36% compared to income tax expense of $210 million and an effective tax rate of 26.09% for the twelve months ended December 31, 2021. The year-over-year decline is also attributable to the above-mentioned factors. In addition, the effective tax rate in 2021 was negatively impacted by the non-deductibility of certain merger-related expenses and $2 million of income tax expense related to the revaluation of deferred taxes related to a change in the New York State tax rate.

About New York Community Bancorp, Inc.

New York Community Bancorp, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York with regional headquarters in Troy, Michigan. At December 31, 2022, the Company had $90.1 billion of assets, $69.0 billion of loans, deposits of $58.7 billion, and total stockholders' equity of $8.8 billion.

Flagstar Bank, N.A. operates 395 branches across nine states, including strong footholds in the Northeast and Midwest and exposure to high growth markets in the Southeast and West Coast. Flagstar Mortgage operates nationally through a wholesale network of approximately 3,000 third-party mortgage originators.

New York Community Bancorp, Inc. has market-leading positions in several national businesses, including multi-family lending, mortgage origination and servicing, and warehouse lending. The Company is the second-largest multi-family portfolio lender in the country and the leading multi-family portfolio lender in the New York City market area, where it specializes in rent-regulated, non-luxury apartment buildings. Flagstar Mortgage is the 8th largest bank originator of residential mortgages for the 12-months ending December 31, 2022, while we are the industry's 6th largest sub-servicer of mortgage loans nationwide, servicing 1.4 million accounts with $346 billion in unpaid principal balances. Additionally, the Company is the 2nd largest mortgage warehouse lender nationally based on total commitments.

Post-Earnings Release Conference Call

The Company will host a conference call on Tuesday, January 31, 2023, at 8:30 a.m. (Eastern Time) to discuss its fourth quarter 2022 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for "New York Community Bancorp" or "NYCB." A replay will be available approximately three hours following completion of the call through 11:59 p.m. on February 4, 2023 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13734952. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on February 28, 2023.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward–looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals, including those related to our merger with Flagstar Bancorp, Inc., which was completed on December 1, 2022, and our ongoing strategic relationship with Figure Technologies, Inc.

Forward–looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "should," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward–looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward–looking statements. Furthermore, because forward–looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward–looking statements are subject to the following principal risks and uncertainties: the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, the potential imposition of future shelter in place orders or additional restrictions on travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations, the remedial actions and stimulus measures adopted by federal, state, and local governments; the inability of employees to work due to illness, quarantine, or government mandates; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non–financial institutions; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed on December 1, 2022, our ongoing restructuring of our mortgage business, and our ongoing strategic relationship with Figure Technologies, Inc.; the outcome of any legal proceedings that may be instituted against the Company or any other party to the Flagstar or Figure Technologies, Inc. transactions; the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; diversion of management's attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; revenues following the transactions may be lower than expected, and the occurrence of any event, change or other circumstances that could give rise to the right of any of the parties to the Figure Technologies, Inc. strategic relationship to terminate the agreements governing such relationship; and there can be no assurance that the Community Benefits Agreement entered into with NCRC, which was contingent upon the closing of the Company's merger with Flagstar Bancorp, Inc., will achieve the results or outcome originally expected or anticipated by us as a result of changes to our business strategy, performance of the U.S. economy, or changes to the laws and regulations affecting us, our customers, communities we serve, and the U.S. economy (including, but not limited to, tax laws and regulations).

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10–K for the year ended December 31, 2021 and in other SEC reports we file. Our forward–looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC's website, www.sec.gov.

Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	December 31,	December 31,
	2022	2021
	(unaudited)
(dollars in millions, except share data)
Assets
Cash and cash equivalents	$2,032	$2,211
Securities:
Available-for-sale	9,060	5,780
Equity investments with readily
determinable fair values, at fair value	14	16
Total securities	9,074	5,796
Loans held for sale	1,115	-
Loans and leases held for investment:
Multi-family	38,130	34,628
Commercial real estate and acquisition, development, and construction	10,507	6,910
One-to-four family first mortgage	5,815	160
Commercial and industrial	12,260	4,034
Other loans	2,289	6
Total loans and leases held for investment	69,001	45,738
Less: Allowance for credit losses on loans and leases	(393)	(199)
Total loans and leases held for investment, net	68,608	45,539
Federal Home Loan Bank stock and Federal Reserve Bank stock, at cost	1,267	734
Premises and equipment, net	491	270
Operating lease right-of-use assets	119	249
Goodwill and other intangible assets	2,713	2,426
Mortgage servicing rights	1,033	-
Other assets	3,692	2,302
Total assets	$90,144	$59,527
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$22,511	$13,209
Savings accounts	11,645	8,892
Certificates of deposit	12,510	8,424
Non-interest-bearing accounts	12,055	4,534
Total deposits	58,721	35,059
Borrowed funds:
Wholesale borrowings	20,325	15,905
Junior subordinated debentures	575	361
Subordinated notes	432	296
Total borrowed funds	21,332	16,562
Operating lease liabilities	122	249
Other liabilities	1,145	613
Total liabilities	81,320	52,483
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	503	503
Common stock at par $0.01 (900,000,000 shares authorized; 705,429,386 and
490,439,070 shares issued; and 681,217,334 and 465,015,643 shares outstanding, respectively)	7	5
Paid-in capital in excess of par	8,130	6,126
Retained earnings	1,041	741
Treasury stock, at cost (24,212,052 and 25,423,427 shares, respectively)	(237)	(246)
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(626)	(45)
Pension and post-retirement obligations, net of tax	(46)	(31)
Net unrealized gain (loss) on cash flow hedges, net of tax	52	(9)
Total accumulated other comprehensive loss, net of tax	(620)	(85)
Total stockholders' equity	8,824	7,044
Total liabilities and stockholders' equity	$90,144	$59,527

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021

(dollars in millions, except per share data)
Interest Income:
Loans and leases	$589	$442	$380	$1,848	$1,525
Securities and money market investments	92	67	40	244	164
Total interest income	681	509	420	2,092	1,689

Interest Expense:
Interest-bearing checking and money market accounts	122	72	7	226	31
Savings accounts	27	15	8	60	28
Certificates of deposit	51	23	12	97	55
Borrowed funds	102	73	71	313	286
Total interest expense	302	183	98	696	400
Net interest income	379	326	322	1,396	1,289
Provision for credit losses	124	2	4	133	3
Net interest income after provision for credit losses	255	324	318	1,263	1,286

Non-Interest Income:
Fee income	10	5	6	27	23
Bank-owned life insurance	8	10	7	32	29
Net losses on securities	-	(1)	-	(2)	-
Net return on mortgage servicing rights	6	-	-	6	-
Net gain on loan sales and securitizations	5	-	-	5	-
Net loan administration income	3	-	-	3	-
Bargain purchase gain	159	-	-	159	-
Other income	7	3	3	17	9
Total non-interest income	198	17	16	247	61

Non-Interest Expense:
Operating expenses:
Compensation and benefits	116	79	74	354	303
Other	88	53	54	250	215
Total operating expenses	204	132	128	604	518
Intangible asset amortization	5	-	-	5	-
Merger-related expenses	60	4	7	75	23
Total non-interest expense	269	136	135	684	541
Income before income taxes	184	205	199	826	806
Income tax expense	12	53	49	176	210
Net Income	172	152	150	650	596
Preferred stock dividends	8	8	8	33	33
Net income available to common stockholders	$164	$144	$142	$617	$563

Basic earnings per common share	$0.30	$0.31	$0.30	$1.26	$1.20
Diluted earnings per common share	$0.30	$0.30	$0.30	$1.26	$1.20

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders' equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders' equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

  Tangible stockholders' equity is an important indication of the Company's ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
  Returns on average tangible assets and average tangible stockholders' equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company's peers.
  Tangible book value per share and the ratio of tangible stockholders' equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders' equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders' equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders' equity and tangible common stockholders' equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the			At or for the
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in millions)	2022	2022	2021	2022	2021
Total Stockholders' Equity	$8,824	$6,746	$7,044	$8,824	$7,044
Less: Goodwill and Other Intangible Assets	(2,713)	(2,426)	(2,426)	(2,713)	(2,426)
Preferred stock	(503)	(503)	(503)	(503)	(503)
Tangible common stockholders' equity	$5,608	$3,817	$4,115	$5,608	$4,115

Total Assets	$90,144	$62,956	$59,527	$90,144	$59,527
Less: Goodwill	(2,713)	(2,426)	(2,426)	(2,713)	(2,426)
Tangible Assets	$87,431	$60,530	$57,101	$87,431	$57,101

Average common stockholders' equity	$6,986	$6,389	$6,511	$6,580	$6,431
Less: Average goodwill	(2,525)	(2,426)	(2,426)	(2,451)	(2,426)
Average tangible common stockholders' equity	$4,461	$3,963	$4,085	$4,129	$4,005

Average Assets	$72,332	$63,269	$58,435	$64,402	$57,546
Less: Average goodwill	(2,525)	(2,426)	(2,426)	(2,451)	(2,426)
Average tangible assets	$69,807	$60,843	$56,009	$61,951	$55,120

GAAP MEASURES:
Return on average assets (1)	0.95%	0.96%	1.03%	1.01%	1.04%
Return on average common stockholders' equity (2)	9.34	9.01	8.71	9.38	8.75
Book value per common share	$12.21	$13.39	$14.07	$12.21	$14.07
Common stockholders' equity to total assets	9.23	9.92	10.99	9.23	10.99
NON-GAAP MEASURES:
Return on average tangible assets (1)	0.84%	1.02%	1.11%	1.03%	1.12%
Return on average tangible common stockholders' equity (2)	12.38	14.81	14.37	14.60	14.61
Tangible book value per common share	$8.23	$8.19	$8.85	$8.23	$8.85
Tangible common stockholders' equity to tangible assets	6.41	6.31	7.21	6.41	7.21

(1)

To calculate return on average assets for a period, we divide net income, or non-GAAP net income, generated during that period by average assets recorded during that period. To calculate  return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders' equity for a period, we divide net income available to common stockholders, or non-GAAP net income available to common stockholders, generated during that period by average common stockholders' equity recorded during that period. To calculate return on average tangible common stockholders' equity for a period, we divide net income available to common stockholders generated during that period by average tangible common stockholders' equity recorded during that period.

While diluted earnings per common share, net income, net income available to common stockholders, and total non-interest income are financial measures that are recorded in accordance with GAAP, financial measures that adjust these GAAP measures to exclude expenses and the bargain purchase gain related to our merger with Flagstar, initial provision for credit losses, and the revaluation of deferred taxes related to New York State tax rate changes are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings release and other investor communications because they are not considered part of recurring operations and are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	For the Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(dollars in millions, except per share data)	2022	2021	2022	2021
Net income - GAAP	$172	$150	$650	$596
Merger-related expenses, net of tax(1)	48	5	59	20
Bargain purchase gain, net of tax	(159)	—	(159)	—
Initial provision for credit losses, net of tax	86	—	86	—
Revaluation of deferred taxes related to New York State tax rate change	—	—	—	2
Net income, as adjusted - non-GAAP	147	155	636	618
Preferred stock dividends	8	8	33	33
Net income available to common stockholders, as adjusted - non-GAAP	$139	$147	$603	$585

Diluted earnings per common share - GAAP	$0.30	$0.30	$1.26	$1.20
Diluted earnings per common share, as adjusted - non-GAAP	$0.25	$0.31	$1.23	$1.24

(1) Certain merger-related items are not taxable or deductible.

While net income is a financial measure that is calculated in accordance with GAAP, PPNR and PPNR excluding merger-related expenses are non-GAAP financial measures. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications because management believes these measures are relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses. These measures also provide a meaningful basis for comparison to other financial institutions since it is commonly employed and is a measure frequently cited by investors and analysts. The following table reconciles the non-GAAP financial measures of PPNR and PPNR excluding merger-related expenses to the comparable GAAP financial measures of net income for the stated periods:

				December 31, 2022
	For the Three Months Ended			compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021
(dollars in millions)
Net interest income	$379	$326	$322	16%	18%
Non-interest income	198	17	16	1065%	1138%
Total revenues	577	343	338	68%	71%
Total non-interest expense	269	136	135	98%	99%
Pre - provision for net revenue (non-GAAP)	308	207	203	49%	52%
Bargain purchase gain	(159)	-	-	NM	NM
Merger-related expenses	60	4	7	NM	NM
Pre - provision for net revenue excluding merger-related expenses and bargain purchase gain, as adjusted (non-GAAP)	209	211	210	-1%	0%
Provision for credit losses	124	2	4	NM	NM
Bargain purchase gain	159	-	-	NM	NM
Merger-related expenses	(60)	(4)	(7)	NM	NM
Income before taxes	184	205	199	-10%	-8%
Income tax expense	12	53	49	-77%	-76%
Net Income (GAAP)	$172	$152	$150	13%	15%

	For the Twelve Months Ended
	December 31,	December 31,
	2022	2021	% Change
(dollars in millions)
Net interest income	$1,396	$1,289	8%
Non-interest income	247	61	305%
Total revenues	1,643	1,350	22%
Total non-interest expense	684	541	26%
Pre-provision for net revenue (non-GAAP)	959	809	19%
Bargain purchase gain	(159)	-	NM
Merger-related expenses	75	23	226%
Pre - provision for net revenue excluding merger-related expenses and bargain purchase gain, as adjusted (non-GAAP)	875	832	5%
Provision for credit losses	133	3	NM
Bargain purchase gain	159	-	NM
Merger-related expenses	(75)	(23)	226%
Income before taxes	826	806	2%
Income tax expense	176	210	-16%
Net Income (GAAP)	$650	$596	9%

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS (unaudited)

	For the Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
(dollars in millions)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$55,957	$589	4.20%	$48,495	$442	3.64%	$44,075	$380	3.46%
Securities	9,182	75	3.26	7,368	51	2.74	6,536	38	2.28
Interest-earning cash and cash equivalents	1,656	17	4.24	2,713	16	2.38	2,421	2	0.36
Total interest-earning assets	66,795	$681	4.07	58,576	$509	3.47	53,032	$420	3.17
Non-interest-earning assets	5,537			4,693			5,403
Total assets	$72,332			$63,269			$58,435
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$20,864	$122	2.31%	$19,443	$72	1.47%	$13,204	$7	0.21%
Savings accounts	9,605	27	1.10	9,297	15	0.69	8,253	8	0.35
Certificates of deposit	10,478	51	1.94	8,416	23	1.07	8,541	12	0.53
Total interest-bearing deposits	40,947	200	1.93	37,156	110	1.18	29,998	27	0.34
Borrowed funds	15,525	102	2.62	14,483	73	2.00	15,594	71	1.81
Total interest-bearing liabilities	56,472	$302	2.12	51,639	$183	1.41	45,592	$98	0.84
Non-interest-bearing deposits	7,474			4,037			5,099
Other liabilities	897			701			730
Total liabilities	64,843			56,377			51,421
Stockholders' equity	7,489			6,892			7,014
Total liabilities and stockholders' equity	$72,332			$63,269			$58,435
Net interest income/interest rate spread		$379	1.95%		$326	2.06%		$322	2.33%
Net interest margin			2.28%			2.22%			2.44%
Ratio of interest-earning assets to interest-bearing liabilities			1.18x			1.13x			1.16x

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS YEAR-OVER-YEAR COMPARISONS (unaudited)

	For the Twelve Months Ended December 31,
	2022			2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
(dollars in millions)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$49,376	$1,848	3.74%	$43,200	$1,525	3.53%
Securities	7,448	200	2.69	6,625	156	2.35
Interest-earning cash and cash equivalents	2,448	44	1.80	2,446	8	0.32
Total interest-earning assets	59,272	$2,092	3.53	52,271	$1,689	3.23
Non-interest-earning assets	5,130			5,275
Total assets	$64,402			$57,546
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$17,910	$226	1.26%	$12,829	$31	0.24%
Savings accounts	9,336	60	0.64	7,612	28	0.36
Certificates of deposit	8,772	97	1.11	9,094	55	0.60
Total interest-bearing deposits	36,018	383	1.06	29,535	114	0.38
Borrowed funds	15,390	313	2.04	15,709	286	1.82
Total interest-bearing liabilities	51,408	$696	1.35	45,244	$400	0.88
Non-interest-bearing deposits	5,124			4,578
Other liabilities	787			790
Total liabilities	57,319			50,612
Stockholders' equity	7,083			6,934
Total liabilities and stockholders' equity	$64,402			$57,546
Net interest income/interest rate spread		$1,396	2.17%		$1,289	2.35%
Net interest margin			2.35%			2.47%
Ratio of interest-earning assets to interest-bearing liabilities			1.15x			1.16x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in millions except share and per share data)	2022	2022	2021	2022	2021
PROFITABILITY MEASURES:
Net income	$172	$152	$150	$650	$596
Net income available to common stockholders	164	144	142	617	563
Basic earnings per common share	0.30	0.31	0.30	1.26	1.20
Diluted earnings per common share	0.30	0.30	0.30	1.26	1.20
Return on average assets	0.95%	0.96%	1.03%	1.01%	1.04%
Return on average tangible assets (1)	0.84	1.02	1.11	1.03	1.12
Return on average common stockholders' equity	9.34	9.01	8.71	9.38	8.75
Return on average tangible common stockholders' equity (1)	12.38	14.81	14.37	14.60	14.61
Efficiency ratio (2)	48.82	38.57	37.70	40.72	38.36
Operating expenses to average assets	1.13	0.83	0.88	0.94	0.90
Interest rate spread	1.95	2.06	2.33	2.17	2.35
Net interest margin	2.28	2.22	2.44	2.35	2.47
Effective tax rate	7.02	25.66	24.90	21.36	26.09
Shares used for basic common EPS computation	537,754,255	465,115,180	464,019,475	483,603,395	463,865,661
Shares used for diluted common EPS computation	539,723,483	466,094,357	464,854,087	485,134,345	464,632,719
Common shares outstanding at the respective
period-ends	681,217,334	466,136,056	465,015,643	681,217,334	465,015,643

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 11 of this release.
(2) We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income, excluding the bargain purchase gain.

	December 31,	September 30,	December 31,
	2022	2022	2021
CAPITAL MEASURES:
Book value per common share	$12.21	$13.39	$14.07
Tangible book value per common share (1)	8.23	8.19	8.85
Common stockholders' equity to total assets	9.23%	9.92%	10.99%
Tangible common stockholders' equity to tangible assets (1)	6.41	6.31	7.21

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 11 of this release.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

				December 31, 2022
				compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021

(dollars in millions, except share data)
Assets
Cash and cash equivalents	$2,032	$1,700	$2,211	20%	-8%
Securities:
Available-for-sale	9,060	6,689	5,780	35%	57%
Equity investments with readily
determinable fair values, at fair value	14	14	16	0%	-13%
Total securities	9,074	6,703	5,796	35%	57%
Loans held for sale	1,115	-	-
Loans and leases held for investment:
Multi-family	38,130	37,204	34,628	2%	10%
Commercial real estate and acquisition, development, and construction	10,507	6,810	6,910	54%	52%
One-to-four family first mortgage	5,815	123	160	NM	NM
Commercial and industrial	12,260	4,841	4,034	153%	204%
Other loans	2,289	6	6	NM	NM
Total loans and leases held for investment	69,001	48,984	45,738	41%	51%
Less: Allowance for credit losses on loans and leases	(393)	(218)	(199)	80%	97%
Total loans and leases held for investment, net	68,608	48,766	45,539	41%	51%
Federal Home Loan Bank stock and Federal Reserve Bank stock, at cost	1,267	630	734	101%	73%
Premises and equipment, net	491	250	270	96%	82%
Operating lease right-of-use assets	119	227	249	-48%	-52%
Goodwill and other intangible assets	2,713	2,426	2,426	12%	12%
Mortgage servicing rights	1,033	-	-	NM	NM
Other assets	3,692	2,254	2,302	64%	60%
Total assets	$90,144	$62,956	$59,527	43%	51%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$22,511	$19,897	$13,209	13%	70%
Savings accounts	11,645	8,860	8,892	31%	31%
Certificates of deposit	12,510	9,109	8,424	37%	49%
Non-interest-bearing accounts	12,055	3,839	4,534	214%	166%
Total deposits	58,721	41,705	35,059	41%	67%
Borrowed funds:
Wholesale borrowings	20,325	13,140	15,905	55%	28%
Junior subordinated debentures	575	361	361	59%	59%
Subordinated notes	432	297	296	45%	46%
Total borrowed funds	21,332	13,798	16,562	55%	29%
Operating lease liabilities	122	227	249	-46%	-51%
Other liabilities	1,145	480	613	139%	87%
Total liabilities	81,320	56,210	52,483	45%	55%
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; Series A)	503	503	503	0%	0%
Common stock at par $0.01 (900,000,000 shares authorized)	7	5	5	40%	40%
Paid-in capital in excess of par	8,130	6,121	6,126	33%	33%
Retained earnings	1,041	957	741	9%	40%
Treasury stock, at cost	(237)	(238)	(246)	0%	-4%
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(626)	(612)	(45)	2%	NM
Pension and post-retirement obligations, net of tax	(46)	(30)	(31)	53%	48%
Net unrealized gain (loss) on cash flow hedges, net of tax	52	40	(9)	30%	-678%
Total accumulated other comprehensive loss, net of tax	(620)	(602)	(85)	3%	629%
Total stockholders' equity	8,824	6,746	7,044	31%	25%
Total liabilities and stockholders' equity	$90,144	$62,956	$59,527	43%	51%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

				December 31, 2022
	For the Three Months Ended			compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021

(dollars in millions, except per share data)
Interest Income:
Loans and leases	$589	$442	$380	33%	55%
Securities and money market investments	92	67	40	37%	130%
Total interest income	681	509	420	34%	62%

Interest Expense:
Interest-bearing checking and money market accounts	122	72	7	69%	NM
Savings accounts	27	15	8	80%	238%
Certificates of deposit	51	23	12	122%	325%
Borrowed funds	102	73	71	40%	44%
Total interest expense	302	183	98	65%	208%
Net interest income	379	326	322	16%	18%
Provision for credit losses	124	2	4	NM	NM
Net interest income after provision for credit losses	255	324	318	-21%	-20%

Non-Interest Income:
Fee income	10	5	6	100%	67%
Bank-owned life insurance	8	10	7	-20%	14%
Net losses on securities	-	(1)	-	NM	NM
Net return on mortgage servicing rights	6	-	-	NM	NM
Net gain on loan sales and securitizations	5	-	-	NM	NM
Net loan administration income	3	-	-	NM	NM
Bargain purchase gain	159	-	-	NM	NM
Other income	7	3	3	133%	133%
Total non-interest income	198	17	16	1065%	1138%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	116	79	74	47%	57%
Other	88	53	54	66%	63%
Total operating expenses	204	132	128	55%	59%
Intangible asset amortization	5	-	-	NM	NM
Merger-related expenses	60	4	7	NM	NM
Total non-interest expense	269	136	135	98%	99%
Income before income taxes	184	205	199	-10%	-8%
Income tax expense	12	53	49	-77%	-76%
Net Income	172	152	150	13%	15%
Preferred stock dividends	8	8	8	0%	0%
Net income available to common stockholders	$164	$144	$142	14%	15%

Basic earnings per common share	$0.30	$0.31	$0.30	-2%	-1%
Diluted earnings per common share	$0.30	$0.30	$0.30	-1%	0%
Dividends per common share	$0.17	$0.17	$0.17	0%	0%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following tables summarize the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						December 31, 2022 compared to
	December 31,		September 30,		December 31,		September 30,		December 31,
	2022		2022		2021		2022		2021
(dollars in millions)
Total Interest Income	$681		$509		$420		34%		62%
Prepayment Income:
Loans	$6		$10		$14		-40%		-57%
Securities	1		—		2		NM		-50%
Total prepayment income	$7		$10		$16		-30%		-56%
GAAP Net Interest Margin	2.28%		2.22%		2.44%		6	bp	-16	bp
Adjustments:
Less prepayment income from loans	-4	bp	-7	bp	-10	bp	3	bp	6	bp
Less prepayment income from securities	—		—		-2		0	bp	2	bp
Total prepayment income contribution to net interest margin	-4	bp	-7	bp	-12	bp	3	bp	8	bp
Adjusted Net Interest Margin (non-GAAP) (1)	2.24%		2.15%		2.32%		9	bp	-8	bp

	For the Twelve Months Ended
	December 31,		December 31,
	2022		2021		% Change
(dollars in millions)
Total Interest Income	$2,092		$1,689		24%
Prepayment Income:
Loans	$46		$70		-34%
Securities	3		9		-67%
Total prepayment income	$49		$79		-38%
GAAP Net Interest Margin	2.35%		2.47%		-12	bp
Adjustments:			.
Less prepayment income from loans	-7	bp	-14	bp	7	bp
Less prepayment income from securities	-1		-1		0	bp
Total prepayment income contribution to net interest margin	-8	bp	-15	bp	7	bp
Adjusted Net Interest Margin (non-GAAP) (1)	2.27%		2.32%		-5	bp

While our net interest margin, including the contribution of prepayment income is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

  Adjusted net interest margin gives investors a better understanding of the effect of prepayment income and other items on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.
  Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison to, our peers.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT

				December 31, 2022
	For the Three Months Ended			compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021
(dollars in millions)
Mortgage Loans Originated for Investment:
Multi-family	$1,322	$1,716	$2,915	-23%	-55%
Commercial real estate	348	243	237	43%	47%
One-to-four family residential	171	13	30	NM	NM
Home equity	65	-	-	NM	NM
Acquisition, development, and construction	67	11	26	509%	158%
Total mortgage loans originated for investment	1,973	1,983	3,208	-1%	-38%

Other Loans Originated for Investment:
Specialty Finance	1,926	1,560	1,210	23%	59%
Other commercial and industrial	583	215	152	171%	284%
Other	13	2	2	NM	NM
Total other loans originated for investment	2,522	1,777	1,364	42%	85%
Total Loans Originated for Investment	$4,495	$3,760	$4,572	20%	-2%

	For the Twelve Months Ended
	December 31,	December 31,
	2022	2021	% Change
(dollars in millions)
Mortgage Loans Originated for Investment:
Multi-family	$8,387	$8,256	2%
Commercial real estate	1,086	893	22%
One-to-four family residential	328	168	95%
Home equity	65	-	NM
Acquisition, development, and construction	149	119	25%
Total mortgage loans originated for investment	10,015	9,436	6%

Other Loans Originated for Investment:
Specialty Finance	6,001	3,153	90%
Other commercial and industrial	1,016	536	90%
Other	18	6	200%
Total other loans originated for investment	7,035	3,695	90%
Total Loans Originated for Investment	$17,050	$13,131	30%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY

The following table presents the Company's non-performing loans and assets at the respective dates:

				December 31, 2022
				compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
(dollars in millions)	2022	2022	2021	2022	2021
Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$13	$13	$10	0%	30%
Commercial real estate	20	28	16	-29%	25%
One-to-four family residential	92	1	1	NM	NM
Home equity	9	—	—	NM	NM
Acquisition, development, and construction	—	—	—	NM	NM
Total non-accrual mortgage loans	134	42	27	219%	396%
Other non-accrual loans	7	3	6	133%	17%
Total non-performing loans	141	45	33	213%	327%
Repossessed assets	12	5	8	140%	50%
Total non-performing assets	$153	$50	$41	206%	273%

The following table presents the Company's asset quality measures at the respective dates:

	December 31,	September 30,	December 31,
	2022	2022	2021

Non-performing loans to total loans	0.20%	0.09%	0.07%
Non-performing assets to total assets	0.17	0.08	0.07
Allowance for losses on loans to non-performing loans	278.87	480.22	611.79
Allowance for losses on loans to total loans held for investment	0.57	0.45	0.44

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				December 31, 2022
				compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021
(dollars in millions)
Loans 30 to 89 Days Past Due:
Multi-family	$34	$31	$57	10%	-40%
Commercial real estate	2	1	2	100%	0%
One-to-four family residential	21	7	8	200%	163%
Home equity	4	—	—	NM	NM
Acquisition, development, and construction	—	—	—	NM	NM
Other	3	—	—	NM	NM
Total loans 30 to 89 days past due	$64	$39	$67	64%	-4%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table summarizes the Company's net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
(dollars in millions)
Charge-offs:
Multi-family	$—	$1	$—	$1	$1
Commercial real estate	—	—	4	4	4
One-to-four family residential	—	—	—	—	1
Home equity	1	—	—	1	—
Acquisition, development and construction	—	—	—	—	—
Other	1	—	3	1	7
Total charge-offs	$2	$1	$7	$7	$13

Recoveries:
Multi-family	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	(4)	(2)
One-to-four family residential	—	—	—	—	—
Home equity	—	—	—	—	—
Acquisition, development and construction	—	—	—	—	—
Other	(1)	(1)	(2)	(7)	(13)
Total recoveries	(1)	(1)	(2)	(11)	(15)

Net charge-offs (recoveries)	$1	$—	$5	$(4)	$(2)

Net charge-offs (recoveries) to average loans (1)	0.00%	0.00%	0.01%	(0.01)%	(0.00)%

(1) Three months ended presented on a non-annualized basis.

Loans Serviced and Subserviced
(Unaudited)

	December 31, 2022
(dollars in millions)	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$265,717	1,037,975
Serviced for others (3)	71,426	282,791
Serviced for own loan portfolio (4)	8,792	67,380
Total loans serviced and subserviced	$345,935	1,388,146

(1)UPB, net of write downs, does not include premiums or discounts.
(2)Loans subserviced for a fee for non-Flagstar owned loans or MSRs. Includes temporary short-term subservicing performed as a result of sales of servicing-released MSRs.
(3)Loans for which Flagstar owns the MSR.
(4)Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.